SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 13G

(Rule 13d-102)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT

TO § 240.13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED

PURSUANT TO § 240.13d-2

(Amendment No. 3)

AMERICAN AIRLINES GROUP, INC.

(Name of Issuer)

COMMON STOCK

(Title of Class of Securities)

02376R102

(CUSIP Number)

December 31, 2018

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☒ Rule 13d-1 (b)

☐ Rule 13d-1 (c)

☐ Rule 13d-1 (d)

*

The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (the “Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes.)

CUSIP No. 02376R102	13G	Page 2 of 29 Pages

1	NAME OF REPORTING PERSON Warren E. Buffett
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States Citizen
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER NONE
	6	SHARED VOTING POWER 43,700,000 shares of Common Stock
	7	SOLE DISPOSITIVE POWER NONE
	8	SHARED DISPOSITIVE POWER 43,700,000 shares of Common Stock
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 43,700,000 shares of Common Stock
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐ Not Applicable.
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 9.5%
12	TYPE OF REPORTING PERSON IN

CUSIP No. 02376R102	13G	Page 3 of 29 Pages

1	NAME OF REPORTING PERSON Berkshire Hathaway Inc.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION State of Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER NONE
	6	SHARED VOTING POWER 43,700,000 shares of Common Stock
	7	SOLE DISPOSITIVE POWER NONE
	8	SHARED DISPOSITIVE POWER 43,700,000 shares of Common Stock
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 43,700,000 shares of Common Stock
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐ Not applicable.
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 9.5%
12	TYPE OF REPORTING PERSON HC, CO

CUSIP No. 02376R102	13G	Page 4 of 29 Pages

1	NAME OF REPORTING PERSON National Indemnity Company
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION State of Nebraska
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER NONE
	6	SHARED VOTING POWER 22,958,000 shares of Common Stock
	7	SOLE DISPOSITIVE POWER NONE
	8	SHARED DISPOSITIVE POWER 22,958,000 shares of Common Stock
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 22,958,000 shares of Common Stock
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐ Not applicable.
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 5.0%
12	TYPE OF REPORTING PERSON IC, CO

CUSIP No. 02376R102	13G	Page 5 of 29 Pages

1	NAME OF REPORTING PERSON GEICO Corporation
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION State of Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER NONE
	6	SHARED VOTING POWER 22,802,954 shares of Common Stock
	7	SOLE DISPOSITIVE POWER NONE
	8	SHARED DISPOSITIVE POWER 22,802,954 shares of Common Stock
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 22,802,954 shares of Common Stock
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐ Not applicable.
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 5.0%
12	TYPE OF REPORTING PERSON HC, CO

CUSIP No. 02376R102	13G	Page 6 of 29 Pages

1	NAME OF REPORTING PERSON Government Employees Insurance Company
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION State of Maryland
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER NONE
	6	SHARED VOTING POWER 14,354,684 shares of Common Stock
	7	SOLE DISPOSITIVE POWER NONE
	8	SHARED DISPOSITIVE POWER 14,354,684 shares of Common Stock
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 14,354,684 shares of Common Stock
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐ Not applicable.
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 3.1%
12	TYPE OF REPORTING PERSON IC, CO

CUSIP No. 02376R102	13G	Page 7 of 29 Pages

1	NAME OF REPORTING PERSON GEICO Advantage Insurance Company
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION State of Nebraska
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER NONE
	6	SHARED VOTING POWER 1,964,732 shares of Common Stock
	7	SOLE DISPOSITIVE POWER NONE
	8	SHARED DISPOSITIVE POWER 1,964,732 shares of Common Stock
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,964,732 shares of Common Stock
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐ Not applicable.
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.4%
12	TYPE OF REPORTING PERSON HC, CO

CUSIP No. 02376R102	13G	Page 8 of 29 Pages

1	NAME OF REPORTING PERSON GEICO Indemnity Company
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION State of Maryland
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER NONE
	6	SHARED VOTING POWER 5,780,438 shares of Common Stock
	7	SOLE DISPOSITIVE POWER NONE
	8	SHARED DISPOSITIVE POWER 5,780,438 shares of Common Stock
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 5,780,438 shares of Common Stock
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐ Not applicable.
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 1.3%
12	TYPE OF REPORTING PERSON IC, CO

CUSIP No. 02376R102	13G	Page 9 of 29 Pages

1	NAME OF REPORTING PERSON GEICO Choice Insurance Company
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION State of Nebraska
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER NONE
	6	SHARED VOTING POWER 703,000 shares of Common Stock
	7	SOLE DISPOSITIVE POWER NONE
	8	SHARED DISPOSITIVE POWER 703,000 shares of Common Stock
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 703,000 shares of Common Stock
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐ Not applicable.
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.2%
12	TYPE OF REPORTING PERSON HC, CO

CUSIP No. 02376R102	13G	Page 10 of 29 Pages

1	NAME OF REPORTING PERSON Buffalo News Drivers/Distributors Pension Plan
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION State of New York
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER NONE
	6	SHARED VOTING POWER 31,000 shares of Common Stock
	7	SOLE DISPOSITIVE POWER NONE
	8	SHARED DISPOSITIVE POWER 31,000 shares of Common Stock
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 31,000 shares of Common Stock
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐ Not applicable.
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 Less than 0.1%
12	TYPE OF REPORTING PERSON EP

CUSIP No. 02376R102	13G	Page 11 of 29 Pages

1	NAME OF REPORTING PERSON BNSF Master Retirement Trust
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION State of Texas
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER NONE
	6	SHARED VOTING POWER 6,333,000 shares of Common Stock
	7	SOLE DISPOSITIVE POWER NONE
	8	SHARED DISPOSITIVE POWER 6,333,000 shares of Common Stock
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 6,333,000 shares of Common Stock
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐ Not applicable.
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 1.4%
12	TYPE OF REPORTING PERSON EP

CUSIP No. 02376R102	13G	Page 12 of 29 Pages

1	NAME OF REPORTING PERSON Buffalo News Mechanical Pension Plan
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION State of New York
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER NONE
	6	SHARED VOTING POWER 10,000 shares of Common Stock
	7	SOLE DISPOSITIVE POWER NONE
	8	SHARED DISPOSITIVE POWER 10,000 shares of Common Stock
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 10,000 shares of Common Stock
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐ Not applicable.
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 Less than 0.1%
12	TYPE OF REPORTING PERSON EP

CUSIP No. 02376R102	13G	Page 13 of 29 Pages

1	NAME OF REPORTING PERSON Berkshire Hathaway Consolidated Pension Plan Master Retirement Trust
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION State of Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER NONE
	6	SHARED VOTING POWER 6,567,000 shares of Common Stock
	7	SOLE DISPOSITIVE POWER NONE
	8	SHARED DISPOSITIVE POWER 6,567,000 shares of Common Stock
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 6,567,000 shares of Common Stock
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐ Not applicable.
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 1.4%
12	TYPE OF REPORTING PERSON EP

CUSIP No. 02376R102	13G	Page 14 of 29 Pages

1	NAME OF REPORTING PERSON GEICO Corporation Pension Plan Trust
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION State of Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER NONE
	6	SHARED VOTING POWER 3,000,000 shares of Common Stock
	7	SOLE DISPOSITIVE POWER NONE
	8	SHARED DISPOSITIVE POWER 3,000,000 shares of Common Stock
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,000,000 shares of Common Stock
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐ Not applicable.
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.7%
12	TYPE OF REPORTING PERSON EP

CUSIP No. 02376R102	13G	Page 15 of 29 Pages

1	NAME OF REPORTING PERSON Lubrizol Master Trust Pension
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION State of Ohio
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER NONE
	6	SHARED VOTING POWER 650,000 shares of Common Stock
	7	SOLE DISPOSITIVE POWER NONE
	8	SHARED DISPOSITIVE POWER 650,000 shares of Common Stock
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 650,000 shares of Common Stock
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐ Not applicable.
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.1%
12	TYPE OF REPORTING PERSON EP

CUSIP No. 02376R102	13G	Page 16 of 29 Pages

1	NAME OF REPORTING PERSON Scott Fetzer Collective Investment Trust
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION State of Ohio
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER NONE
	6	SHARED VOTING POWER 264,000 shares of Common Stock
	7	SOLE DISPOSITIVE POWER NONE
	8	SHARED DISPOSITIVE POWER 264,000 shares of Common Stock
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 264,000 shares of Common Stock
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐ Not applicable.
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.1%
12	TYPE OF REPORTING PERSON EP

CUSIP No. 02376R102	13G	Page 17 of 29 Pages

1	NAME OF REPORTING PERSON Acme Brick Company Pension Plan
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION State of Texas
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER NONE
	6	SHARED VOTING POWER 455,000 shares of Common Stock
	7	SOLE DISPOSITIVE POWER NONE
	8	SHARED DISPOSITIVE POWER 455,000 shares of Common Stock
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 455,000 shares of Common Stock
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐ Not applicable.
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.1%
12	TYPE OF REPORTING PERSON EP

CUSIP No. 02376R102	13G	Page 18 of 29 Pages

1	NAME OF REPORTING PERSON The Buffalo News Editorial Pension Plan
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION State of New York
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER NONE
	6	SHARED VOTING POWER 350,000 shares of Common Stock
	7	SOLE DISPOSITIVE POWER NONE
	8	SHARED DISPOSITIVE POWER 350,000 shares of Common Stock
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 350,000 shares of Common Stock
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐ Not applicable.
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.1%
12	TYPE OF REPORTING PERSON EP

CUSIP No. 02376R102	13G	Page 19 of 29 Pages

1	NAME OF REPORTING PERSON The Buffalo News Office Pension Plan
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION State of New York
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER NONE
	6	SHARED VOTING POWER 200,000 shares of Common Stock
	7	SOLE DISPOSITIVE POWER NONE
	8	SHARED DISPOSITIVE POWER 200,000 shares of Common Stock
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 200,000 shares of Common Stock
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐ Not applicable.
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 Less than 0.1%
12	TYPE OF REPORTING PERSON EP

CUSIP No. 02376R102	13G	Page 20 of 29 Pages

1	NAME OF REPORTING PERSON Precision Castparts Corp. Master Trust
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION State of Oregon
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER NONE
	6	SHARED VOTING POWER 2,882,000 shares of Common Stock
	7	SOLE DISPOSITIVE POWER NONE
	8	SHARED DISPOSITIVE POWER 2,882,000 shares of Common Stock
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,882,000 shares of Common Stock
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐ Not applicable.
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.6%
12	TYPE OF REPORTING PERSON EP

Page 21 of 29 Pages

Item 1.

(a)	Name of Issuer

American Airlines Group, Inc.

(b)	Address of Issuer’s Principal Executive Offices

4333 Amon Carter Blvd, Fort Worth, TX 76155

Item 2(a). Name of Person Filing:

Item 2(b). Address of Principal Business Office:

Item 2(c). Citizenship:

Warren E. Buffett 3555 Farnam Street Omaha, Nebraska 68131 United States Citizen	Berkshire Hathaway Inc. 3555 Farnam Street Omaha, Nebraska 68131 Delaware corporation

National Indemnity Company 1314 Douglas Street Omaha, Nebraska 68102 Nebraska corporation	GEICO Corporation One GEICO Plaza Washington, DC 20076 Delaware corporation

Government Employees Insurance Company One GEICO Plaza Washington, DC 20076 Maryland corporation	The Buffalo News Drivers/Distributors Pension Plan c/o The Buffalo News One News Plaza Buffalo, NY 14240 New York

GEICO Advantage Insurance Company One GEICO Plaza Washington D.C. 20076 Maryland corporation	GEICO Indemnity Company One GEICO Plaza Washington D.C. 20076 Maryland corporation

BNSF Master Retirement Trust c/o BNSF Railway 2650 Lou Menk Drive Fort Worth, TX 76131 Texas corporation	Buffalo News Mechanical Pension Plan c/o The Buffalo News One News Plaza Buffalo, NY 14240 New York corporation

Page 22 of 29 Pages

Acme Brick Company Pension Plan c/o Acme Brick Company 3024 Acme Brick Plaza Fort Worth, TX 76109 Texas corporation	GEICO Choice Insurance Company One GEICO Plaza Washington D.C. 20076 Maryland corporation

Lubrizol Master Trust Pension c/o The Lubrizol Corporation 29400 Lakeland Blvd. Wickliffe, Ohio 44092 Ohio corporation	Buffalo News Office Pension Plan c/o The Buffalo News One News Plaza Buffalo, NY 14240 New York corporation

Buffalo News Editorial Pension Plan c/o The Buffalo News One News Plaza Buffalo, NY 14240 New York corporation	Scott Fetzer Collective Investment Trust c/o Scott Fetzer Co. 28800 Clemens Road Westlake, OH 44145 Delaware corporation

GEICO Corporation Pension Plan Trust c/o GEICO Corporation One GEICO Plaza Washington, DC 20076 Delaware corporation	Berkshire Hathaway Consolidated Pension Plan Master Retirement Trust c/o Berkshire Hathaway Inc. 3555 Farnam Street Omaha, Nebraska 68131 Delaware corporation

Precision Castparts Corp. Master Trust c/o Precision Castparts Corp. 4650 SW Macadam Ave. Portland, OR 97239 Oregon corporation

Page 23 of 29 Pages

(d)	Title of Class of Securities

Common Stock

(e)	CUSIP Number

02376R102

Item 3. If this statement is filed pursuant to § 240.13d-1(b), or § 240.13d-2(b) or (c), check whether the person filing is a:

Warren E. Buffett (an individual who may be deemed to control Berkshire Hathaway Inc.), Berkshire Hathaway Inc. and GEICO Corporation are each a Parent Holding Company or Control Person, in accordance with § 240.13d-1(b)(1)(ii)(G).

National Indemnity Company, Government Employees Insurance Company, GEICO Advantage Insurance Company, GEICO Choice Insurance Company and GEICO Indemnity Company are each an Insurance Company as defined in section 3(a)(19) of the Act.

The Buffalo News Drivers/Distributors Pension Plan, BNSF Master Retirement Trust, Lubrizol Master Trust Pension, Buffalo News Mechanical Pension Plan, Berkshire Hathaway Consolidated Pension Plan Master Retirement Trust, GEICO Corporation Pension Plan Trust, Scott Fetzer Collective Investment Trust, Acme Brick Company Pension Trust, The Buffalo News Editorial Pension Plan, The Buffalo News Office Pension Plan and Precision Castparts Corp. Master Trust are each an Employee Benefit Plan in accordance with § 240.13d-1(b)(1)(ii)(F).

Item 4. Ownership

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

(a)	Amount beneficially Owned

See the Cover Pages for each of the Reporting Persons.

(b)	Percent of Class

See the Cover Pages for each of the Reporting Persons.

(c)	Number of shares as to which such person has:

(i)	sole power to vote or to direct the vote

(ii)	shared power to vote or to direct the vote

Page 24 of 29 Pages

(iii)	sole power to dispose or to direct the disposition of

(iv)	shared power to dispose or to direct the disposition of

See the Cover Pages for each of the Reporting Persons.

Item 5. Ownership of Five Percent or Less of a Class.

Not Applicable.

Item 6. Ownership of More than Five Percent on Behalf of Another Person.

Not Applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person.

See Exhibit A.

Item 8. Identification and Classification of Members of the Group.

See Exhibit A.

Item 9. Notice of Dissolution of Group.

Not Applicable.

Item 10. Certification.

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect, other than activities solely in connection with a nomination under § 240.14a-11.

Page 25 of 29 Pages

SIGNATURES

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated this 14th day of February, 2019

/s/ Warren E. Buffett
Warren E. Buffett

BERKSHIRE HATHAWAY INC.

By:	/s/ Warren E. Buffett
Warren E. Buffett
Chairman of the Board

NATIONAL INDEMNITY COMPANY, GEICO CORPORATION, GOVERNMENT EMPLOYEES INSURANCE COMPANY, GEICO ADVANTAGE INSURANCE COMPANY, GEICO INDEMNITY COMPANY, GEICO CHOICE INSURANCE COMPANY, THE BUFFALO NEWS DRIVERS/DISTRIBUTORS PENSION PLAN, BNSF MASTER RETIREMENT TRUST, LUBRIZOL MASTER TRUST PENSION, THE BUFFALO NEWS MECHANICAL PENSION PLAN, BERKSHIRE HATHAWAY CONSOLIDATED PENSION PLAN MASTER TRUST, GEICO CORPORATION PENSION PLAN TRUST, SCOTT FETZER COLLECTIVE INVESTMENT TRUST, ACME BRICK COMPANY PENSION TRUST, THE BUFFALO NEWS EDITORIAL PENSION PLAN, THE BUFFALO NEWS OFFICE PENSION PLAN AND PRECISION CASTPARTS CORP. MASTER TRUST

By	/s/ Warren E. Buffett
Warren E. Buffett Attorney-in-Fact

SCHEDULE 13G

EXHIBIT A

RELEVANT SUBSIDIARIES AND MEMBERS OF FILING GROUP

PARENT HOLDING COMPANIES OR CONTROL PERSONS:

Warren E. Buffett (an individual who may be deemed to control Berkshire Hathaway Inc.)

Berkshire Hathaway Inc.

GEICO Corporation

INSURANCE COMPANIES AS DEFINED IN SECTION 3(a)(19) OF THE ACT:

National Indemnity Company

Government Employees Insurance Company

GEICO Advantage Insurance Company

GEICO Indemnity Company

GEICO Choice Insurance Company

EMPLOYEE BENEFIT PLANS IN ACCORDANCE WITH § 240.13d-1-(b)(1)(ii)(F)

The Buffalo News Drivers/Distributors Pension Plan

BNSF Master Retirement Trust

Lubrizol Master Trust Pension

Buffalo News Mechanical Pension Plan

Berkshire Hathaway Consolidated Pension Plan Master Trust

GEICO Corporation Pension Plan Trust

Scott Fetzer Collective Investment Trust

Acme Brick Company Pension Plan

Buffalo News Editorial Pension Plan

Buffalo News Office Pension Plan

Precision Castparts Corp. Master Trust

SCHEDULE 13G

EXHIBIT B

JOINT FILING AGREEMENT PURSUANT TO RULE 13d-1(k)(1)

The undersigned persons hereby agree that reports on Schedule 13G, and amendments thereto, with respect to the Common Stock of American Airlines Group, Inc. may be filed in a single statement on behalf of each of such persons, and further, each of such persons designates Warren E. Buffett as its agent and Attorney-in-Fact for the purpose of executing any and all Schedule 13G filings required to be made by it with the Securities and Exchange Commission.

Dated: February 14, 2019	/S/ Warren E. Buffett
Warren E. Buffett

Berkshire Hathaway Inc.

Dated: February 14, 2019	/S/ Warren E. Buffett
By: Warren E. Buffett Title: Chairman of the Board

National Indemnity Company

Dated: February 14, 2019	/S/ Marc D. Hamburg
By: Marc D. Hamburg Title: Chairman of the Board

GEICO Corporation

Dated: February 14, 2019	/S/ William E. Roberts
By: William E. Roberts Title: President

Government Employees Insurance Company

Dated: February 14, 2019	/S/ William E. Roberts
By: William E. Roberts Title: President

GEICO Advantage Insurance Company

Dated: February 14, 2019	/S/ William E. Roberts
By: William E. Roberts Title: Senior Vice President

GEICO Indemnity Company

Dated: February 14, 2019	/S/ William E. Roberts
By: William E. Roberts Title: President, GEICO Corporation

GEICO Choice Insurance Company

Dated: February 14, 2019	/S/ William E. Roberts
By: William E. Roberts Title: President

The Buffalo News Drivers/Distributors Pension Plan

Dated: February 14, 2019	/S/ Warren Colville
By: Warren Colville Title: President, The Buffalo News

The Buffalo News Mechanical Pension Plan

Dated: February 14, 2019	/S/ Warren Colville
By: Warren Colville Title: President, The Buffalo News

BNSF Master Retirement Trust

Dated: February 14, 2019	/S/ Julie Piggott
By: Julie Piggott Vice President, Burlington Northern Santa Fe, LLC

The Buffalo News Office Pension Plan

Dated: February 14, 2019	/S/ Warren Colville
By: Warren Colville Title: President, The Buffalo News

Precision Castparts Corp. Master Trust

Dated: February 14, 2019	/S/ Shawn Hagel
By: Shawn Hagel Title: Executive Vice President, Precision Castparts Corp.

Scott Fetzer Collective Investment Trust

Dated: February 14, 2019	/S/ Robert McBride
By: Robert McBride Title: President, Scott Fetzer Co.

Lubrizol Master Trust Pension

Dated: February 14, 2019	/S/ Brian Pitts
By: Brian Pitts Title: Vice President, The Lubrizol Corporation

GEICO Corporation Pension Plan Trust

Dated: February 14, 2019	/S/ William E. Roberts
By: William E. Roberts Title: President, GEICO Corporation

Acme Brick Company Pension Plan

Dated: February 14, 2019	/S/ Dennis Knautz
By: Dennis Knautz Title: President, Acme Brick Company

The Buffalo News Editorial Pension Plan

Dated: February 14, 2019	/S/ Warren Colville
By: Warren Colville Title: President, The Buffalo News

Berkshire Hathaway Consolidated Pension Plan Master Retirement Trust

Dated: February 14, 2019	/S/ Mark D. Millard
By: Mark D. Millard Title: Vice president, Berkshire Hathaway Inc.